                                                                         (h)(4)

                     AMENDMENT TO ADMINISTRATION AGREEMENT

         This AMENDMENT to ADMINISTRATION AGREEMENT, effective as of March 7, 2008, by and between HARDING, LOEVNER FUNDS, INC. ("HLF"), a corporation organized under the laws of the State of Maryland (the "Fund") and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company ("State Street").

         WHEREAS, the Fund and Investors Bank & Trust Company ("IBT") entered into an Administration Agreement dated as of June 1, 1999, as amended from time to time (the "Administration Agreement"); and

         WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as Administrator under the Administration Agreement;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.       Amendment of the Administration Agreement.

         (a) The Administration Agreement is hereby amended to replace all references to "Investors Bank & Trust Company" or "the Bank" with references to "State Street Bank and Trust Company" or "State Street," respectively.

         (b) Section 12 of the Administration Agreement is hereby amended to amend the notice address to State Street, as follows:

             "To State Street:

                    STATE STREET BANK AND TRUST COMPANY
                    John Hancock Tower
                    200 Clarendon Street, JHT
                    Boston, Massachusetts 02116
                    Attention: Andrew Stewart
                    Telephone: 617-937-8125
                    Telecopy:  617-937-6033"

         (c) Appendix A to the Agreement is hereby deleted in its entirety and replaced with the attached Appendix A hereto.

2.       Miscellaneous.

         (a) Except as amended hereby, the Administration Agreement shall remain in full force and effect.

         (b) This Amendment to Administration Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each party hereto has caused this Amendment to Administration Agreement to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.


                                            HARDING, LOEVNER FUNDS, INC.

                                            By: /s/ David R. Loevner
                                                -------------------------------
                                                Name:   David R. Loevner
                                                Title:  President


                                            STATE STREET BANK AND TRUST COMPANY

                                            By: /s/ Stephen DeSalvo
                                                -------------------------------
                                                Name:  Stephen DeSalvo
                                                Title: Senior Vice President

                                   APPENDIX A

HARDING, LOEVNER FUNDS, INC.
         International Equity Portfolio
         Global Equity Portfolio
         Emerging Markets Portfolio
         Institutional Emerging Markets Portfolio
         International Small Companies Portfolio
         Frontier Emerging Market Portfolio